Exhibit 10.35
Chindex International Inc
Executive Management Incentive Program (EMIP)
For the Fiscal Year Ending March 31, 2010
Recognizing that the principal reason for the existence of a corporate entity is to increase shareholder wealth and that this generally translates into the maximization of profits over time and is or should be the primary goal of a publicly held corporation, Chindex International Inc. (Parent Company) has adopted this Executive Management Incentive Program (EMIP) to help align remunerative management incentives with the interests of the company’s shareholding public.
Enrollment

The three executive Officers of the Parent Company are automatically enrolled in and are beneficiaries of this EMIP. They are the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and the Executive Vice President (EVP) in charge of the Medical Products Division (MPD).
Weighting

There are two parts to the plan based on the Annual Objective Performance Criteria (AOPC). Sixty percent (60%) of the incentive payout is based on the achievement of financial objectives as defined in the AOPC and forty percent (40%) of the incentive payout is based on the achievement of non-financial objectives as defined in the AOPC as further explained below. An additional payout based on the evaluation of the Compensation Committee may be awarded individual executives at the discretion of the committee as explained below.
Annual Objective Performance Criteria
Financial Objectives: The metric of annual performance related to the Financial Objectives is weighted equally between on two components; 1. a range of growth in revenue over the prior year, and; 2. a range of growth in operating income, as adjusted, over the prior year.
Non-financial Objective: The metric of annual performance related to Non-financial Objectives is assessed by the Compensation Committee relative to fulfillment of various non-financial objectives such as developmental and transformational projects, human resources and successor development and other objectives agreed with the committee at the beginning of or during the relevant fiscal year.
Incentive payments to executives enrolled in the EMIP will not exceed 55% of base salary and shall be calculated in accordance with the following table. Such incentive payments, if earned, shall be paid as soon as practical following the close of the Company’s fiscal year. Incentive payments for the CEO and CFO shall be based on the Financial Objectives of the Parent Company. The incentive payment for the EVP of MPD shall be based 50% on the Financial Objectives of MPD and 50% on the Financial Objectives of the Parent Company.

Cash Bonus as
a % of Base
Annual Objective Performance Criteria	Salary*
Financial Objectives
Revenue Growth
Below growth range	0%
Within growth range	15%
Exceeding growth range	17.5%

Operating Income Growth
Below growth range	0%
Within growth range	15%
Exceeding growth range	17.5%

Non-financial Objectives
Failure to complete objectives	0%
Partial completion of objectives	10%
Substantial completion of objectives	20%
Other Annual Performance Criteria

Apart from the payouts based on the annual Objective Performance Criteria shown above, a cash payout not to exceed 50% of base salary may be granted to an individual at the discretion of the Compensation Committee based on extraordinary efforts or achievements during the relevant fiscal year or in acknowledgement of certain possible events altogether beyond the control of the executives which prevents complete achievement of quantified goals.
Compensation Committee Determination
The determination of meeting any annual performance criteria shall be made in the sole judgment of the compensation committee based on year-end financial information provided by management, which determination shall be made within 120 days after the fiscal year-end. Entitlement to any payments under this EMIP shall be contingent on the participants being employed by the company on the date of such determination.

* Total Actual Base Salary received during Fiscal Year 2010

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